Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Akari Therapeutics Plc (formerly Celsus Therapeutics PLC)

London, United Kingdom

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-198107 ) and Form S-8 (No. 333-198109) pertaining to the Stock Option Plan and Equity Incentive Plan and the Registration Statements on Post-Effective Amendments to Form F-1 on Form F-3 (Nos. 333-185247, 333-187826 and 333-191880) of Akari Therapeutics Plc (formerly Celsus Therapeutics Plc) of our report dated June 17, 2015, except for Notes 10, 11 and 13 as to which the date is October 15, 2015, relating to the combined and consolidated financial statements of Volution Immuno Pharmaceuticals SA and Affiliate which appears in this Form 8-K/A. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

BDO AG
/s/ Christoph Tschumi /s/ ppa. Julian Snow

Zurich, Switzerland October 15, 2015